EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:                       Chris Lehane
                               (202) 549-5911

                         L90 DELAYS ANNUAL REPORT FILING

Los Angeles - April 12, 2002 - L90, Inc. (NASDAQ: LNTY), an online media and direct marketing company, today announced that it would be delaying the filing of its 2001 Form 10-K with the Securities and Exchange Commission (SEC). As previously announced, the Company is conducting an internal review in response to an SEC investigation of the Company and a request for information by NASDAQ. Due to this internal review, the Company is currently unable to finalize the financial statements to be contained in the Form 10-K. The Company's independent public accountants have informed the Company that they will not be able to deliver an audit report with respect to those financial statements until the completion of that internal review.

General Counsel Peter Huie commented, "The Company and the Audit Committee of its Board of Directors engaged special counsel and a forensic accounting firm to conduct a thorough, comprehensive and detailed examination of the accounting for the Company's prior revenues. The internal review is progressing as rapidly as possible. Once the internal review is complete the Company will be in a position to file the 2001 10-K."

Background
In press releases from February 4, 2002 and March 12, 2002, the Company announced it was conducting an internal investigation in response to a previously announced investigation of the Company by the SEC and a request for information from the NASDAQ Listing Investigations.

About L90
L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters,


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content integration, micro-sites and sweepstakes and help marketers achieve their goals of branding, customer acquisition, sales, traffic and customer retention. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.

Safe Harbor Statement
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.



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